THE COLT DEFERRED BONUS PLAN









                    ----------------------------------------

                   Established by a resolution of a Committee
                    of the Board of Directors of the Company
                    dated 4th April, 2000 and approved by an
                    ordinary resolution of the Company passed
                                       on
                                 25th May, 2000
                    ----------------------------------------









                      As amended up to 15th February, 2001





                             SLAUGHTER AND MAY (JZF)
                              35 Basinghall Street,
                                 London EC2V 5DB

                                   PN003683108

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                    THE RULES OF THE COLT DEFERRED BONUS PLAN



                                    CONTENTS

                                                                       Page

1. INTERPRETATION AND CONSTRUCTION                                       1

            1.1         Definitions                                      1

            1.2         Construction                                     2

            1.3         Governing law                                    3

2. ELIGIBILITY                                                           3

3. GRANT OF AWARDS                                                       3

            3.1         Operation of the Plan                            3

            3.2         Grant of Awards                                  4

            3.3         Value of Bonus Share Awards                      4

            3.4         Value of Matching Awards                         5

            3.5         Market value                                     5

            3.6         Shares comprised in an Award                     5

            3.7         Adjustment                                       5

4. VESTING OF AWARDS                                                     6

            4.1         General                                          6

            4.2         Deferred Amount                                  6

            4.3         Vesting of Bonus Share Awards                    6

            4.4         Vesting of Matching Awards                       6

            4.5         Notification to Participant                      7

5. RESTRICTIONS UPON VESTING                                             7
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            5.1         General                                          7

            5.2         Satisfaction of Conditions                       7

            5.3         Meaning of "ceasing to be employed"              7

            5.4         Cessation of employment                          8

6. CHANGE IN CONTROL AND LIQUIDATION                                     9

7. REPLACEMENT AWARDS                                                   10

            7.1         Application                                     10

            7.2         Release of Options                              10

            7.3         The conditions                                  10

            7.4         Period for release                              11

            7.5         Consequences of release                         11

            7.6         Bonus Share Awards and Deferred Amounts         11

8. PROCEDURE ON VESTING                                                 12

            8.1         Exercise of Matching Awards                     12

            8.2         Issue or transfer of Shares                     12

            8.3         Payment of Deferred Amount                      12

            8.4         Withholding obligations                         13

            8.5         Provision of Shares                             13

9. NON-TRANSFERABILITY OF AWARDS                                        14

10. LOSS OF OFFICE                                                      14

11. VARIATION OF CAPITAL                                                14

            11.1        General                                         14

            11.2        Adjustment of Awards                            14

            11.3        Restrictions on adjustment                      15
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            11.4        Notification of adjustment                      15

12. GENERAL                                                             15

            12.1        Administration                                  15

            12.2        Costs and expenses                              15

            12.3        Power of amendment                              15

            12.4        Grant of Options                                16

            12.5        Termination                                     17

13. PLAN LIMITS                                                         17

            13.1        General                                         17

            13.2        Life of Plan                                    18

14. NOTICES                                                             18

            14.1        To Employees and Participants                   18

            14.2        To the Company                                  18

            14.3        To the Trustee                                  18



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1.    INTERPRETATION AND CONSTRUCTION

1.1   Definitions

      (A)   In this Plan, the following definitions apply.

      (B)   The "Auditors" are the auditors for the time being of the Company.

      (C)   An "Award" is a Bonus Share Award or a Matching Award.

      (D)   The "Board" means the board of directors of the Company.

      (E)   A "Bonus Share Award"  means an award of Shares  granted  under Rule
            3.2 and designated as a Bonus Share Award.

      (F) The "Committee" means the Compensation Committee of the Board or such other committee or committees of the Board as the Board may from time to time determine or, if the Board so determines, the Board.

      (G) The "Company" is COLT Telecom Group plc registered in England under No.3232904.

      (H)   "Conditions" has the meaning given in Rule 3.1(C).

      (I) "Control" has the meaning given to it by section 840 of the Income and Corporation Taxes Act 1988.

      (J) The "Date of Grant" of an Award is the date on which it is granted or such earlier date as may be specified in the notification referred to in Rule 3.2(D).

      (K) A "Dealing Day" is a day on which the London Stock Exchange is open for the transaction of business.

      (L)   "Deferred Amount" has the meaning given in Clause 2(B).

      (M) "Employee" is any employee or salaried director of a member of the Group.

      (N) A "Financial Year" means a financial year of the Company as that expression is defined in section 742 of the Companies Act 1985.

      (O) The "Grantor" means the Company where an Award is or is to be granted by the Company and the Trustee where an Award is or is to be granted by the Trustee.

      (P) The "Group" means the Company and its Subsidiaries and "member of the Group" is to be construed accordingly.
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                                       2


      (Q) "Group Share Plan" means the COLT Telecom Group Share Plan, as amended from time to time.

      (R)   The "London Stock Exchange" means the London Stock Exchange Limited.

      (S) The "Market Price" in relation to any share means the middle market quotation for that share as shown in the Daily Official List of the London Stock Exchange.

      (T) A "Matching Award" means an award of Shares, taking the form of an option, granted in accordance with Rule 3.2 and designated as a Matching Award.

      (U) A "Participant" is the holder of an Award or, where the context admits or requires, the holder's personal representatives.

      (V) The "Plan" means this scheme (and including the Schedules to the Rules) as from time to time amended.

      (W)   The "Rules" means the rules of this Plan.

      (X) "Shares" means fully-paid ordinary shares in the capital of the Company.

      (Y) "Subsidiary" has the meaning given to it by section 736 of the Companies Act 1985.

      (Z) The "Trust" means any trust for the benefit of, inter alia, employees of the Group, from time to time designated by the Committee.

      (AA) The "Trustee" means the trustee or trustees for the time being of the Trust or, if there is more than one, the trustee or trustees of the Trust nominated by the Committee.

1.2   Construction

      (A) Where the context so admits, any reference in the Plan to the singular includes the plural and vice versa.

      (B) Any reference in the Plan to an enactment includes the enactment as for the time being amended or re-enacted.

      (C) The headings to the Rules are for reference purposes only and shall not affect the meaning or construction of the Rules.
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                                       3


1.3   Governing law

      This Plan and any Award granted under it is governed by, and is to be construed in accordance with, English law.

2.    ELIGIBILITY

      (A) The persons who are eligible to receive Awards are such Employees as have been invited by the Committee to participate in the Plan and who have agreed in writing to do so.

      (B) Where an individual is to be offered participation in the Plan such invitation will specify the percentage of the individual's anticipated annual cash bonus and any other applicable cash bonus which that individual may choose to defer and the proposed period of such deferral. The amount which an individual so defers is referred to in these Rules as the "Deferred Amount".

      (C) To the extent that an individual chooses to defer a cash bonus, the individual will not become entitled to receive that bonus on the date on which the individual would otherwise have become entitled to it. Instead the individual will only become entitled to receive that cash bonus on the date referred to in Rule 4.2 (or such earlier date as is provided in the Rules).

      (D) In circumstances considered by the Committee to be appropriate including, without limitation, where an individual is not entitled to receive a cash bonus, Awards may be made on the basis of a notional bonus determined by the Committee.

3.    GRANT OF AWARDS

3.1   Operation of the Plan

      (A) The Committee shall decide whether or not to operate the Plan in relation to any period, whether Bonus Share Awards and Matching Awards should be granted and whether such Awards should be granted by the Company or the Trustee.

      (B) All Awards must, save in circumstances determined by the Committee to be exceptional, be granted as soon as is reasonably practicable after the announcement of the Group's results for any period to the London Stock Exchange.

      (C) The Committee may determine that Matching Awards should be granted on terms that they are subject to performance conditions, relating to the underlying financial or other performance of the Company, which must be satisfied before such Awards vest and/or such other terms or conditions as the Committee may determine (together "Conditions").

      (D) The Committee shall ensure that the Plan is not operated at any time, or in any circumstances, when to do so would contravene the provisions of the Criminal Justice Act 1993, the Company's share dealing code, the Listing Rules of the London Stock Exchange or any other applicable laws or regulations.

3.2   Grant of Awards

      (A) If Awards are to be granted by the Trustee, the Committee must notify the Trustee of:

            (i)   the Employees eligible to participate in the Plan;

            (ii) the Bonus Share Awards and Matching Awards which the Committee recommends be granted to the Employee;

            (iii) any  Conditions  which  the  Committee  recommends  should  be attached to Matching Awards

                  and, if the Trustee agrees to the Plan being operated in relation to that period and those individuals, the Trustee will grant Bonus Share Awards and Matching Awards to each relevant Employee, in the case of a Matching Award on such Conditions.

      (B) If Awards are to be granted by the Company, the Company will grant Bonus Share Awards and Matching Awards to each relevant Employee, in the case of the Matching Award on those Conditions.

      (C) If the Committee so determines, Matching Awards may be granted in the form of options granted under the Rules of the Group Share Plan. In those circumstances, that Matching Award may only be exercised in accordance with and subject to the Rules of the Group Share Plan and will lapse in the circumstances set out in the Group Share Plan. The remaining provisions of these Rules, to the extent inconsistent with the Rules of the Group Share Plan, will not apply to any such Matching Award.

      (D) Each Employee who receives an Award will be given written notice of the Award and of any Conditions applying to the Matching Award.

3.3   Value of Bonus Share Awards

      (A) Each Bonus Share Award shall have a cash value determined by the Committee as a proportion of the cash bonus earned by the relevant individual (or the notional cash bonus determined by the Committee) in relation to a specified period.

      (B) The maximum number of Shares which a Participant may, subject to Rule 4, acquire on vesting of a Bonus Share Award shall be calculated by dividing the cash value of the Bonus Share Award by the market value of a Share, as determined in accordance with Rule 3.5.

3.4   Value of Matching Awards

      The number of Shares which are subject to the option represented by each Matching Award shall be the number of Shares which is obtained by dividing twice the Deferred Amount by the market value of a Share, as determined in accordance with Rule 3.5, rounded down to the nearest whole number.

3.5   Market value

      The "market value" of a Share for the purpose of Rules 3.3 and 3.4 is the arithmetic average of the Market Prices, for the three Dealing Days immediately before the Date of Grant or over such other period or periods as the Committee may determine either generally or in any particular case.

3.6   Shares comprised in an Award

      Participants will have no entitlement to or in respect of any Share comprised in an Award until that Award vests or is exercised. In particular, but without limitation, Participants will have no entitlement to receive dividends in respect of such Shares or to exercise any other rights in respect of them until the relevant Bonus Share Award vests or the relevant Matching Award is exercised.

3.7   Adjustment

      (A) In the circumstances mentioned in Rule 3.7(D), the Grantor may change the Conditions imposed under Rule 3.1(C).

      (B) The power to change includes both the power to adjust and also the power to impose replacement Conditions.

      (C)   The Grantor's power is, however, restricted as follows -

            (i)   the change  must not have the effect of making the  Conditions
                  more   onerous   than  they  were   immediately   before   the
                  circumstance in question, and

            (ii) the change must not be made unless the Auditors (acting as experts and not as arbitrators) have confirmed in writing to the Committee (and to the Trustee where the Award was made by the Trustee) that, in their opinion, it is fair and reasonable, and

            (iii) where the Award was made by the  Trustee,  the  Committee  has approved the change.

      (D)   The circumstances are -

            (i)   any variation of the Company's capital,

            (ii) such circumstances as were specified when the Award was granted, and

            (iii) any  event or  events  as a  result  of  which  the  Committee considers it fair and reasonable to change the Conditions.

4.    VESTING OF AWARDS

4.1   General

      The extent to which an Award vests is to be determined by the Committee (with the consent of the Trustee, if the Trustee is the Grantor) in accordance with the following provisions of this Rule 4.

4.2   Deferred Amount

      The Deferred Amount will become due at the end of the period of deferral referred to in Rule 2(B) unless the Deferred Amount has ceased to be payable in accordance with Rule 5.

4.3   Vesting of Bonus Share Awards

      Bonus Share Awards will vest on such date or dates as may be determined by the Grantor on or before the Date of Grant, unless they have previously lapsed in accordance with the Rules.

4.4   Vesting of Matching Awards

      Matching Awards will vest and become exercisable on the later of:

            (i) the date or dates specified by the Grantor on or before the Date of Grant; and

            (ii) the date on which the Committee determines that any Conditions imposed in accordance with Rule 3.1(C) have been satisfied,

      unless they have previously lapsed in accordance with the Rules.

4.5   Notification to Participant

      The Committee shall notify Participants as soon as reasonably practicable that their Awards have vested.

5.    RESTRICTIONS UPON VESTING

5.1   General

      (A)   This Rule 5 overrides the other Rules.

      (B) If an Award lapses under any Rule, it will lapse for all purposes and will not vest.

      5.2   Satisfaction of Conditions

      (A)   If Conditions are imposed on Matching  Options under Rule 3.1(C) the
            Participant   may  not  exercise  that  Matching  Option  except  in
            accordance with those Conditions.

      (B)   Rule 5.2(A) does not apply, however, if -

            (i)   the  Committee   considers   that  it  is  unlikely  that  the
                  Conditions will be satisfied in the reasonably foreseeable future because of some unforeseen event or events, and

            (ii) the Committee does not consider that it is appropriate to change the Conditions in accordance with Rule 3.7, and

            (iii) the  Committee  considers  that it is fair and  reasonable  to allow the Participant to exercise that Matching Option,

            in each case following consultation with the Trustee, if the Option was granted by the Trustee.

5.3   Meaning of "ceasing to be employed"

      (A) Unless the Committee decides otherwise, a Participant shall for the purposes of these Rules be treated as having ceased to be employed within the Group on whichever is the earliest of the following -

            (i) the date on which the Participant gives notice ending the Participant's employment with the Group,

            (ii) the date on which the Participant is given notice ending the Participant's employment with the Group, and

            (iii) the date on which the Participant's  employment with the Group otherwise ends without notice.

      (B) A Participant's employment with the Group will, if the Grantor so determines on or before the grant of an Award, be deemed for the purpose of this Rule 5.3 not to end if on cessation of employment with a member of the Group the Participant becomes or is to become an employee or director of (i) a Holding Company of the Company; or
            (ii) a company holding not less than 25 per cent. of the issued ordinary share capital of the Company; or (iii) a Holding Company or Subsidiary of any Company referred to in (ii) or any other company that is a Subsidiary of the Holding Company of any such Holding Company. If the Grantor so determines, that fact shall be set out, or referred to, in the Option Certificate.

5.4   Cessation of employment

      (A) If a Participant ceases to be employed within the Group the Participant's Deferred Amount will, subject to Rule 5.4(D), become due on the date on which employment ceases.

      (B) If a Participant ceases to be employed within the Group in any circumstance where the Committee so agrees, the Participant's Award or Awards will vest and become exercisable if and to the extent that the Committee so determines and subject to such conditions and on such date(s) or for such period as the Committee may determine.

      (C) Where a Participant ceases to be employed in any other circumstances, any Award held by the Participant which has not then vested will lapse immediately. Any Matching Award which has vested but has not been exercised will be exercisable for a period of six months (or such longer period as the Committee may allow) from the date of cessation of employment and if not so exercised during that period will lapse.

      (D) Notwithstanding any provision of the Plan to the contrary, if the Committee determines, after full consideration of the facts presented on behalf of the Company and a Participant, that the Participant has:

            (i) been engaged in fraud, embezzlement or theft or has committed a criminal offence or other dishonesty in the course of the Participant's employment by or involvement with a member of the Group, which has damaged any member of the Group; or

            (ii) made unauthorised disclosure of trade secrets or other proprietary information of any member of the Group or of a third party who has entrusted such information to any member of the Group; or

            (iii) materially  breached  any  non-competition   covenant  of  the
                  Participant in favour of any member of the Group; or

            (iv) violated the Code of Ethics adopted by the Company from time to time,

                        any Award held by the Participant shall lapse, whether or not that Award has already vested and the Participant shall have no further rights in relation to any such Award under the Plan. Any Deferred Amount which has not already been paid (even if it has become due) will cease to be due and will not be paid.

6.    CHANGE IN CONTROL AND LIQUIDATION

6.1   If a person:

      (A)   obtains Control of the Company -

            (i) as a result of making a general offer to acquire the whole of the issued share capital of the Company (or such part of it as is not already owned by it and/or by its holding company and/or by its Subsidiaries or those of its holding company) made on a condition such that if it is satisfied the acquiring company will have Control of the Company, or

            (ii) as a result of making a general offer to acquire all the Shares (or such of the Shares as are not already owned by it and/or by its holding company and/or by its Subsidiaries or those of its Holding Company).

      (B) obtains Control of the Company as a result of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985.

      (C) becomes entitled to give notice to Shareholders under sections 428 to 430F of the Companies Act 1985 then, subject to Rule 7, in each such case:

            - all Deferred Amounts will become due on the date on which that person obtains Control or becomes so entitled (the "Relevant Date"); and

            - all Bonus Share Awards which have not then vested or lapsed will, on the Relevant Date, vest in proportion to the period which has elapsed between the Date of Grant and the vesting date(s) specified in accordance with Rule 4.3; and

            -     all other Awards will lapse on the Relevant Date.

6.2 When an effective resolution is passed or an order is made for the winding-up of the Company:

            - all Deferred Amounts will become due on the date on which that resolution is passed or order made;

            - all Bonus Share Awards which have not then vested or lapsed will vest on that date in proportion to the period which has elapsed between the Date of Grant and the vesting date(s) specified in accordance with Rule 4.3; and

            -     all other Awards will lapse on that date.

7.    REPLACEMENT AWARDS

7.1   Application

      (A) This Rule 7 applies where a company (the "acquiring company") obtains Control of the Company -

            (i) as a result of making a general offer to acquire the whole of the issued share capital of the Company (or such part of it as is not already owned by it and/or by its holding company and/or by its Subsidiaries or those of its holding company) made on a condition such that if it is satisfied the acquiring company will have Control of the Company, or

            (ii) as a result of making a general offer to acquire all the Shares (or such of the Shares as are not already owned by it and/or by its holding company and/or by its Subsidiaries or those of its holding company).

      (B) It also applies if the acquiring company obtains Control of the Company as a result of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985.

      (C) It also applies if the acquiring company becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985.

7.2   Release of Options

      With the agreement of the acquiring company and subject to the conditions in Rule 7.3, a Participant may release any outstanding Matching Option (the "old option") in consideration of the grant to him of another option (the "new option").

7.3   The conditions

      (A) The release and grant must happen within the period mentioned in Rule 7.4.

      (B) The total market value of the Shares subject to the old option immediately before the release must be equal to the total market of the shares subject to the
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                                       11


            new option immediately after the release. For this purpose, market value shall be determined by the Committee.

      (C) The aggregate exercise price of the new option must be equal to the aggregate exercise price of the old option.

7.4   Period for release

      (A) In a case falling within Rule 7.1(A), the period is six months starting with the time when the acquiring company obtains Control of the Company and any condition subject to which the offer is made is satisfied or waived.

      (B) In a case falling within Rule 7.1(B), the period is six months starting with the time when the court sanctions the compromise or arrangement.

      (C) In a case falling within Rule 7.1(C), it is the period during which the acquiring company remains bound or entitled to acquire shares in the Company.

7.5   Consequences of release

      (A) This Rule 7.5 applies where a Participant is granted a new option in accordance with this Rule 7.

      (B) The new option is exercisable in the same manner as the old option and the new option is subject to the provisions of the Rules as they had effect in relation to the old option immediately before its release.

      (C) The Rules are to be construed in relation to the new option as if references to Shares were references to the shares in respect of which the new option is granted.

      (D) The Rules are to be construed in relation to the new option as if references to the Company were references to the company in respect of whose shares the new option is granted.

7.6   Bonus Share Awards and Deferred Amounts

      Where a Participant holds a Bonus Share Award or has a right to receive a Deferred Amount, the Participant may agree to release any right to a Bonus Share Award or right to receive a Deferred Amount in exchange for the grant to the Participant of another share award or rights to another deferred amount. In such case the provision of this Rule 7 shall apply to such release and regrant with any necessary consequential amendments.

8.    PROCEDURE ON VESTING

8.1   Exercise of Matching Awards

      (A) To exercise a Matching Award, a Participant must give written notice to the Company (where the Option was granted by the Trustees, as agent for the Grantor) in such form, and with such other documents, as the Committee may decide.

      (B) Subject to Rule 8.1(C) and unless a later date is specified in the notice of exercise, the date on which the notice of exercise, complete in all respects, together with the payment due on exercise, is received at such office as the Grantor may specify is the date of exercise.

      (C) Where the notice is sent by pre-paid post, the Grantor (following consultation with the Committee where the Option was granted by the Trustees) may accept that the date of posting, as evidenced by the postmark on the envelope or in such other manner as the Grantor may decide, or any later date prior to the date on which the notice of exercise is received at such office, is the date of exercise.

8.2   Issue or transfer of Shares

      (A) Within 30 days of the date on which a Bonus Share Award vests or a Matching Award is exercised the Company will issue (or procure the transfer) or (where the Award was granted by the Trustee) the Trustee will transfer, to the Participant or at the Participant's direction the number of Shares which have vested.

      (B)   This obligation is, however, subject to Rules 8.4 and 8.5.

      (C) It is also subject to obtaining such consents or approvals as may be required by any competent authority under regulations or enactments for the time being in force. It is the responsibility of the Participant to obtain such consents and approvals.

      (D) Any stamp duty payable on the transfer of Shares under an Award shall be paid by the Company.

8.3   Payment of Deferred Amount

      Within 30 days of the date on which a Deferred Amount becomes due the Company will, subject to Rule 8.4, pay or procure the payment of the Deferred Amount to the Participant or at the Participant's direction.

8.4   Withholding obligations

      (A) This Rule 8.4 applies if a Participant is liable to tax, duties or other amounts on the vesting of an Award or the delivery of Shares under it or the payment of the Deferred Amount and the Participant's employer or former employer is liable to make a payment to the appropriate authorities on account of that liability.

      (B) Where a Bonus Share Award has vested or a Matching Award is exercised either the Company or the Trustee will sell on behalf of the Participant sufficient of the Shares which would otherwise be issued or transferred to the Participant on that vesting or exercise so that the net proceeds of sale equal the payment which the employer or former employer is required to pay to the appropriate authorities on behalf of the Participant or will make the necessary deduction(s) from the Deferred Amount. Where such Shares are sold by the Trustee, the Trustee will account to the employer or former employer for the net proceeds of sale. The Company will procure that an amount equal to the net proceeds of sale is remitted to the appropriate authorities on behalf of the Participant.

      (C) Rule 8.4(B) shall not apply, however, if the Participant makes alternative arrangements to the satisfaction of the Participant's employer or former employer.

      (D) The Company or Trustee need not sell the Shares referred to in Rule 8.4(B) in whole or in part and may either not issue such Shares or may retain them as assets of the Trust provided that an amount equal to the payment required to be made to the appropriate authorities is made by the Company or is accounted for by the Trustee to the employer or former employer, derived from the other assets of the Company or the Trustee, as the case may be.

8.5   Provision of Shares

      (A) If and to the extent that a Bonus Share Award granted by the Trustee vests or a Matching Award is exercised in accordance with the Rules and

            (i) the Trustee is unable to transfer Shares to the Participant, whether due to it holding insufficient Shares or other assets to enable it to meet the Bonus Share Award or Matching Award or otherwise; or

            (ii) any such transfer or payment would be unlawful in any relevant jurisdiction; or

            (iii) in making such a transfer  or payment the Trustee  would be in breach of its duties under the Trust,

            the obligations of the Trustee under the Plan and the Award shall lapse.

      (B) If the obligations of the Trustee so lapse, the Company shall procure that any Shares not so transferred by the Trustee to which the Participant is entitled under the Rules (ignoring Rule 8.5(A)) (or an amount equal to the proceeds of the sale of such number of Shares) are issued by the Company or transferred to the relevant Participant, either by the Trustee or by some other person, as soon as reasonably practicable.

9.    NON-TRANSFERABILITY OF AWARDS

      (A) An Award is personal to the Participant and the Participant's personal representatives.

      (B) If a Participant transfers, assigns, charges, encumbers or otherwise alienates an Award or creates in favour of any third party any interest therein or, in any case, attempts so to do, or a bankruptcy order is made in respect of the Participant (or any similar event occurs under the laws of any other country), the Award shall lapse.

10.   LOSS OF OFFICE

      (A) The participation in the Plan by a Participant is a matter entirely separate from, and shall not affect, the Participant's pension rights and terms of employment.

      (B) In particular (but without limitation), if a Participant for any reason whatsoever ceases to be employed by a member of the Group (whether or not such cessation involves breach, or alleged breach, of contract by the Company) or to be entitled to exercise an Award, the Participant is not entitled to any rights or benefits under the Plan save as specifically provided elsewhere in these Rules and is not entitled to any compensation by reference to the rights granted to, or the benefits capable of being received by, the Participant under this Plan or for any loss or diminution in value in such rights or benefits.

11.   VARIATION OF CAPITAL

11.1  General

      This Rule 11 applies if there is a variation in the share capital of the Company or in the event of a demerger or a special dividend by the Company or upon the happening of any other event as a result of which the Grantor (with the consent of the Committee where the Grantor is the Trustees) considers that it is appropriate to do so.

11.2  Adjustment of Awards

      (A) Subject to the rest of this Rule 11, the Grantor shall adjust each Bonus Share Award or Matching Award in such manner as it decides to be appropriate, with the consent of the Committee where the Grantor is the Trustee.

      (B) For the avoidance of doubt, the Grantor may make such adjustments to such an Award which has vested or been exercised but in respect of which Shares have not yet been transferred.

      (C)   The  Grantor's   decision   shall  be  final  and  binding  on  each
            Participant.

11.3  Restrictions on adjustment

      Before making the adjustment, the Grantor must obtain the written confirmation of the Auditors (acting as experts and not as arbitrators) that the adjustment is, in their opinion, fair and reasonable.

11.4  Notification of adjustment

      The Grantor must notify each Participant of any adjustment to an Award as soon as reasonably practicable after the decision.

12.   GENERAL

12.1  Administration

      (A) Save as otherwise provided in the Rules, the Committee shall administer the Plan.

      (B) The Committee may from time to time make and amend such regulations for the implementation and administration of Plan as it thinks fit.

      (C) The Committee's decision on the construction of the Rules and on any disputes arising under the Plan shall be final and binding on all persons.

12.2  Costs and expenses

      The costs of the preparation and operation of this Plan shall be borne by the Company and the Subsidiaries in such proportions as the Committee from time to time determines.

12.3  Power of amendment

      (A) The Committee may at any time and from time to time amend the Plan in any respect provided that:

            (i) subject to Rule 12.3(B), no amendment may be made to the advantage of Employees or Participants to any provision of the Rules relating to:

                  (a) the persons to whom or for whom Shares are provided under the Plan;

                  (b) limitations on the number or amount of Shares subject to the Plan;

                  (c)   the maximum entitlement for any one Participant; or

                  (d) the basis for determining a Participant's entitlement to, and the terms of, Shares and for the adjustment thereof,

                  without the prior approval of the Company in general meeting.

            (ii) no amendment shall be made which would affect adversely any of the subsisting rights of a Participant except either with the Participant's consent in writing or the consent of the majority of the Participants affected by the amendment or addition.

      (B) Notwithstanding the limitation contained in Rule 12.3(A), the Committee may without the prior approval of the Company in general meeting:

            (i) amend the Plan in order to take account of any amendments to any applicable legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any member of the Group; or

            (ii)  make   minor   amendments   to  the  Plan  to   benefits   its
                  administration.

      (C) The Committee must give written notice to all Participants of any amendment made in accordance with this Rule 12.3 which affects their rights in any material respect.

12.4  Grant of Options

      (A) The Committee may determine in any particular case or from time to time that the Plan should be operated on the basis that, in place of Bonus Share Awards, Participants are granted options by the Company or the Trustee entitling them to acquire the number of Shares that would otherwise have been comprised in the relevant Bonus Share Award.

      (B) Any such option shall be exercisable for such period as the Committee may determine following satisfaction of any conditions imposed in accordance with Rule 3.1(C).

      (C) The provisions of the Rules shall apply mutatis mutandis to any such options and the Committee may make such amendments to the Rules as may be necessary in order to implement the grant and exercise of any such options.

12.5  Termination

      The Committee may at any time suspend or terminate the operation of this Plan and in such event no further Awards will be made for the time being or, as the case may be, permanently but in all other respects the provisions of this Plan shall remain in force.

13.   PLAN LIMITS

13.1  General

      (A) The Committee must ensure that the nominal amount of Shares issued (whether directly to the Participant or to the Trustee) under the Plan on any date does not exceed 10 per cent. of the nominal amount of the Company's issued equity share capital on the day before the date of issue, less the total nominal amount of -

            (i) Shares issued on the exercise of options granted within the previous 10 years under any share option scheme,

            (ii) Shares remaining issuable in respect of options granted on the same date or within the previous 10 years under any share option scheme, and

            (iii) Shares issued on the same date or within the previous 10 years under any share incentive scheme in respect of moneys made available by the Group.

      (B)   For the purposes of this Rule 13 -

            (i) "equity share capital" has the meaning given to it by section 744 of the Companies Act 1985,

            (ii) the word "issue" means, in relation to Shares, the allotment and issue of Shares forming part of the authorised but unissued share capital of the Company and derivative expressions are to be construed accordingly,

            (iii) a "share  incentive  scheme" is the Plan and any other  scheme
                  (other than a share option scheme) for employees of the Group which has been approved by the Company in general meeting and provides for the subscription of Shares, and

            (iv) a "share option scheme" is the Group Share Plan and any other share scheme (other than a share incentive scheme) for employees of the Group which has been approved by the Company in general meeting and provides for the grant of options to employees to acquire Shares.

13.2  Life of Plan

      No Awards may be granted more than 10 years after the first grant of Awards.

14.   NOTICES

14.1  To Employees and Participants

      (A) Any notice or document to be given to any Employee or Participant may be given through normal internal communications or by personal delivery or by sending it by ordinary post to the individual's last known address or by e-mail or other electronic transmission.

      (B) Where a notice or document is sent by post it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

      (C) All notices and documents sent by post will be sent at the risk of the Employee or Participant concerned. Neither the Company nor any of its Subsidiaries nor the Trustee shall have any liability whatsoever to any Employee or Participant in respect of any notice or document sent, nor shall the Company or any of its Subsidiaries or the Trustee be concerned to see that any Employee or Participant actually receives it.

14.2  To the Company

      Any notice or document given by an Employee or a Participant to the Company or the Committee shall be delivered or sent to the Company at its registered office, marked for the attention of the Company Secretary (or at such other place or places as the Committee may from time to time determine and notify to Employees and Participants) and be effective upon receipt. Notices may be sent by e-mail or other electronic transmission to such address as the Company may from time to time specify.

14.3  To the Trustee

      Any notice or document given by an Employee or a Participant to the Trustee shall be delivered or sent to the Trustee, care of the Company at its registered office (or at such other place or places as the Trustee may from time to time determine and notify to Employees and Participants), and be effective upon receipt.